Exhibit 99.2

SELECTED PRELIMINARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

RELATING TO THE FIRST CHESTER MERGER

The following table shows information about the combined company’s financial condition and results of operations, including per share data after giving effect to the First Chester merger. This information is called “unaudited pro forma financial information” in this document. The information under “Combined statement of operations” in the table below gives effect to the pro forma results for the nine months ended September 30, 2010 and for the year ended December 31, 2009. The information under “Selected combined balance sheet items” in the table below assumes the First Chester merger was completed on September 30, 2010. This pro forma financial information assumes that the consolidation is accounted for using the acquisition method of accounting under ASC 805, “Business Combinations,” and represents a current estimate of the financial information based on available financial information of Tower and First Chester.

The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of First Chester at their estimated fair values at September 30, 2010. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

The information presented below should be read together with the historical consolidated financial statements of Tower and First Chester, including the related notes, and together with the consolidated historical financial data for Tower and First Chester and the other pro forma financial information, including the related notes, appearing elsewhere in this document or incorporated into this document by reference. See “Preliminary Unaudited Pro Forma Combined Financial Information Relating to the First Chester Merger”. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial information found elsewhere in this document, the allocation of the purchase price reflected in the following table is subject to adjustment and will vary from the actual purchase price allocation that will be recorded based upon changes in the balance sheet including fair value estimates.

Accounting Treatment

The First Chester merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Chester’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Tower common stock issued as consideration for the merger is measured at fair value as of the acquisition date in the relevant unaudited pro forma financial statements. Any difference between the purchase price for First Chester and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC 350 “Intangibles – Goodwill & Other” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Tower in connection with the merger will be amortized to expense over their estimated useful lives. The financial statements of Tower issued after the merger will reflect the results attributable to the acquired operations of First Chester beginning on the date of completion of the merger.

Selected Preliminary Unaudited Pro Forma Combined Financial Data

(Dollars in thousands)

	For the Year Ended December 31, 2009	As of or for the Nine Months Ended September 30, 2010
Combined statement of operations:
Total interest income	$114,173	$92,927
Total interest expense	34,775	26,339

Net interest income	79,398	66,588
Provision for loan losses	39,135	5,717

Net interest income after provision for loan losses	40,263	60,871
Non-interest income	16,328	13,476
Non-interest expenses	77,837	62,935

(Loss) income before taxes	(21,246)	11,412
Income tax expense	3,215	3,913

(Loss) income from continuing operations	(24,461)	7,499
Net income (loss) attributable to discontinued operations	2,065	(2,170)

Net (loss) income	$(22,396)	$5,329

Net income (loss) per share (Basic)	$(3.03)	$0.57
Net income (loss) per share (Diluted)	$(3.03)	$0.57

Selected combined balance sheet items:
Securities available for sale		$191,842
Total loans, net		2,065,916
Total assets		2,734,147
Total deposits		2,330,333
Borrowings		140,953
Common equity		215,573
Book value per share		$22.85
Per share effect of goodwill and intangible assets		(3.88)

Tangible book value per share(1)		$18.97

(1)	Tangible book value per share is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is book value per share. In order to calculate tangible book value per share, we divide tangible common equity, which is a non-GAAP based measure calculated as common shareholders’ equity less intangible assets, by the number of shares of common stock outstanding. In contrast, book value per share is calculated by dividing total common shareholders’ equity by the number of shares of common stock outstanding. Management uses tangible book value per share because it believes such ratio is useful in understanding our capital position and ratios.

PRELIMINARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION RELATING TO THE FIRST CHESTER MERGER

The acquisition by Tower of First Chester will be accounted for under the acquisition method of accounting under GAAP. Under this method, First Chester’s assets and liabilities as of the closing date of the First Chester merger will be recorded at their respective fair values and added to those of Tower. Any difference between the purchase price for First Chester and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Tower in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Tower issued after the acquisition will reflect the results attributable to the acquired operations of First Chester beginning on the date of completion of the acquisition. The merger was effected by the issuance of shares of Tower common stock to First Chester shareholders. The unaudited pro forma combined financial information assumes that each share of First Chester common stock is exchanged for 0.356 shares of Tower common stock. As of December 13, 2010 and based on (i) outstanding shares of common stock of Tower and First Chester as of December 10, 2010 and (ii) the exchange ratio, former First Chester shareholders own approximately 23.8% of the voting stock of the combined company.

The following unaudited pro forma combined consolidated balance sheet as of September 30, 2010 and unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 combine the historical financial statements of Tower and First Chester. The unaudited pro forma financial statements give effect to the merger as if it occurred on September 30, 2010 with respect to the balance sheet, and on January 1, 2010 and January 1, 2009 with respect to the statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. The unaudited pro forma financial statements were prepared with Tower treated as the acquirer and First Chester as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Tower to complete the merger will be allocated to First Chester’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not been finalized as of the date of this document; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma financial statements. The fair values of First Chester’s assets and liabilities will be finalized based upon their fair values as of the date of the completion of the merger. There can be no assurance that the final determination will not result in material changes from the amounts presented in these pro forma financial statements. The pro forma calculations, shown below, reflect a closing share price of $22.14, which represents the closing price of Tower’s common stock on December 10, 2010.

Certain reclassification adjustments to pro forma financial statements were made to the pro forma financial statements to conform to Tower’s financial statement presentation.

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2010

(Dollars in thousands)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$28,434	$56,674	$—		$85,108
Federal funds sold	17,831	2,441	—		20,272

Cash and cash equivalents	46,265	59,115	—		105,380

Securities available for sale	145,428	46,414	—		191,842
Restricted investments	6,254	11,790	—		18,044
Loans held for sale	12,851	—	—		12,851
Loans, net of fair value adjustments	1,321,537	835,388	(78,292)		2,078,633
Allowance for possible loan losses	(12,717)	(22,101)	22,101	(6)	(12,717)

Loans, net	1,308,820	813,287	(56,191	)(5)(6)(7)	2,065,916
Premises and equipment, net of accumulated depreciation	29,006	18,761	6,820	(13)	54,587
Real estate owned other than premises	—	4,080	—		4,080
Accrued interest receivable	5,220	2,867	—		8,087
Deferred tax asset, net	1,488	1,182	6,392	(12)	9,062
Bank owned life insurance	37,906	1,526	—		39,432
Goodwill	11,935	—	11,396	(1)	23,331
Other intangible assets, net	2,871	—	10,469	(3)	13,340
Other assets	10,248	15,633	—		25,881
Discontinued assets, at fair value
Mortgage loans and related derivative instruments	—	158,125	—		158,125
Other discontinued assets held for sale	549	3,640	—		4,189

Total Assets	$1,618,841	$1,136,420	$(21,114)		$2,734,147

Liabilities and Equity
Liabilities
Deposits:
Non-interest bearing	$125,174	$149,203	$—		$274,377
Interest bearing	1,230,543	821,050	4,363	(8)	2,055,956

Total deposits	1,355,717	970,253	4,363		2,330,333

Securities sold under agreements to repurchase	7,102	—	—		7,102
Borrowings	77,435	94,034	(30,516	)(7)(9)(10)	140,953
Federal funds purchased	—	—	—		—
Accrued interest payable	1,084	978	—		2,062
Other liabilities	11,709	10,943	9,615	(11)	32,267
Discontinued liabilities	—	4,690	—		4,690

Total liabilities	1,453,047	1,080,898	(16,538)		2,517,407
Equity
Capital stock	—	6,354	(6,354	)(1)(2)	—
Additional paid-in capital	173,175	23,801	25,978	(1)(2)	222,954
Accumulated (deficit) income	(4,431)	24,227	(24,227	)(2)	(4,431)
Accumulated other comprehensive income (loss)	1,143	415	(415	)(2)	1,143
Less: cost of treasury stock	(4,093)	(442)	442	(2)	(4,093)

Total stockholders’ equity	165,794	54,355	(4,576)		215,573
Non-controlling interest	—	1,167	—		1,167

Total equity	165,794	55,522	(4,576)		216,740

Total liabilities and equity	$1,618,841	$1,136,420	$(21,114)		$2,734,147

Unaudited Pro Forma Combined Statement of Operations For The Nine Months Ended September 30, 2010

(Dollars in thousands, except share and per share data)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Loans, including fees	$51,632	$36,391	$418	(5)(6)(7)	$88,441
Securities	3,223	1,306	(374	)(4)(11)	4,155
Federal funds sold and other	98	233	—		331

Total interest income	54,953	37,930	44		92,927

Interest Expense
Deposits	13,645	7,869	(733	)(8)	20,781
Borrowings	2,985	4,150	(1,577	)(7)(9)(10)	5,558

Total interest expense	16,630	12,019	(2,310)		26,339

Net interest income	38,323	25,911	2,354		66,588
Provision for loan losses	4,950	767	—		5,717

Net interest income after provision for loan losses	33,373	25,144	2,354		60,871

Non-Interest Income
Service charges on deposit accounts	2,377	1,726	—		4,103
Other service charges, commissions and fees	1,788	2,928	—		4,716
Gain on sale of mortgage loans originated for sale	1,250	—	—		1,250
Gain on sale of other interest earnings assets	260	(9)	—		251
Income from bank owned life insurance	1,390	52	—		1,442
Other income	512	1,202	—		1,714

Total non-interest income	7,577	5,899	—		13,476

Non-Interest Expense
Salaries and employee benefits	15,996	10,581	—		26,577
Occupancy and equipment	5,236	4,014	170	(13)	9,420
Amortization of intangible assets	496	—	1,427	(3)	1,923
FDIC insurance premiums	1,500	1,938	—		3,438
Advertising and promotion	740	529	—		1,269
Data processing	1,894	1,681	—		3,575
Professional service fees	1,197	6,180	—		7,377
Impairment of fixed assets	920	—	—		920
Other operating expenses	4,436	4,000	—		8,436
Merger related expenses	304	894	(1,198	)(11)	—

Total non-interest expense	32,719	29,817	399		62,935

Income (loss) from continuing operations before taxes	8,231	1,226	1,955		11,412
Income taxes	2,647	582	684	(12)	3,913

Income (loss) from continuing operations	5,584	644	1,271		7,499

Discontinued Operations
Loss from discontinued operations, net of taxes	—	(1,145)	—		(1,145)
Less: Net income attributable to non-controlling interest	—	1,025	—		1,025

Net loss attributable to discontinued operations	—	(2,170)	—		(2,170)

Net income (loss)	$5,584	$(1,526)	$1,271		$5,329

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Net Income (Loss) per Common Share :
Net income (loss) per share from continuing operations (Basic)	$0.78	$0.11	$—		$0.80
Net income (loss) per share from continuing operations (Diluted)	$0.78	$0.11	$—		$0.80
Net loss per share from discontinued operations (Basic)	$—	$(0.35)	$—		$(0.23)
Net loss per share from discontinued operations (Diluted)	$—	$(0.35)	$—		$(0.23)
Net income (loss) per share (Basic)	$0.78	$(0.24)	$—		$0.57
Net income (loss) per share (Diluted)	$0.78	$(0.24)	$—		$0.57
Dividends declared	$0.84	$—	$—		$0.84

Weighted Average Common Shares Outstanding:
Basic	7,134,611	6,325,258	(4,073,466	)(1)	9,386,403
Diluted	7,137,508	6,325,258	(4,073,466	)(1)	9,389,300

Unaudited Pro Forma Combined Statement of Operations For The Year Ended December 31, 2009

(Dollars in thousands, except share and per share data)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Loans, including fees	$54,304	$53,861	$557	(5)(6)(7)	$108,722
Securities	1,956	3,639	(321	)(4)(11)	5,274
Federal funds sold and other	123	54	—		177

Total interest income	56,383	57,554	236		114,173

Interest Expense
Deposits	17,963	12,734	(2,931	)(8)	27,766
Borrowings	2,465	6,647	(2,103	)(7)(9)(10)	7,009

Total interest expense	20,428	19,381	(5,034)		34,775

Net interest income	35,955	38,173	5,270		79,398
Provision for loan losses	5,216	33,919	—		39,135

Net interest income after provision for loan losses	30,739	4,254	5,270		40,263
Non-Interest Income
Service charges on deposit accounts	2,156	2,625	—		4,781
Other service charges, commissions and fees	2,131	3,881	—		6,012
Gain on sale of mortgage loans originated for sale	1,521	—	—		1,521
Gain on sale of other interest earnings assets	364	854	—		1,218
Income from bank owned life insurance	1,034	76	—		1,110
Other income	1,622	64	—		1,686

Total non-interest income	8,828	7,500	—		16,328

Non-Interest Expense
Salaries and employee benefits	15,841	20,828	—		36,669
Occupancy and equipment	5,479	5,280	227	(13)	10,986
Amortization of intangible assets	532	—	1,903	(3)	2,435
FDIC Insurance	1,747	2,439	—		4,186
Advertising and promotion	972	1,044	—		2,016
Data processing	2,050	1,820	—		3,870
Professional service fees	1,155	5,297	—		6,452
Other operating expenses	4,173	7,050	—		11,223
Merger related expenses	2,080	200	(2,280	)(11)	—

Total non-interest expense	34,029	43,958	(150)		77,837

Income (loss) from continuing operations before taxes	5,538	(32,204)	5,420		(21,246)
Income tax expense (benefit)	1,829	(511)	1,897	(12)	3,215

Income (loss) from continuing operations	3,709	(31,693)	3,523		(24,461)
Discontinued Operations
Income from discontinued operations, net of taxes	—	3,923	—		3,923
Less: Net income attributable to non-controlling interest	—	1,858	—		1,858

Net income attributable to discontinued operations	—	2,065	—		2,065

Net income (loss)	$3,709	$(29,628)	$3,523		$(22,396)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Net Income (Loss) per Common Share:
Net income (loss) per share from continuing operations (Basic)	$0.72	$(5.05)	$—		$(3.31)
Net income (loss) per share from continuing operations (Diluted)	$0.72	$(5.05)	$—		$(3.31)
Net loss per share from discontinued operations (Basic)	$—	$0.33	$—		$0.28
Net loss per share from discontinued operations (Diluted)	$—	$0.33	$—		$0.28
Net income (loss) per share (Basic)	$0.72	$(4.72)	$—		$(3.03)
Net income (loss) per share (Diluted)	$0.72	$(4.72)	$—		$(3.03)
Dividends declared	$0.84	$0.44	$—		$0.84
Weighted Average Common Shares Outstanding:
Basic	5,156,078	6,281,304	(4,045,160	)(1)	7,392,222
Diluted	5,161,325	6,281,304	(4,050,407	)(1)	7,392,222

NOTES TO PRELIMINARY UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)	The acquisition was effected by the issuance of shares of Tower common stock to First Chester’s shareholders. The unaudited pro forma combined financial information assumes that each share of First Chester common stock is exchanged for 0.356 shares of Tower common stock.

As of December 13, 2010 and based on (i) outstanding shares of common stock of Tower and First Chester as of December 10, 2010 and (ii) the exchange ratio, former First Chester shareholders own approximately 23.8% of the voting stock of the combined company. The shares of Tower common stock issued illustrated in this pro forma were assumed to be recorded at $22.14 per share, the closing sale price of Tower common stock on December 10, 2010.

The final allocation of the purchase price will be determined after additional analyses are performed to determine the fair values of First Chester tangible and identifiable intangible assets and liabilities as of the date the acquisition was completed. Changes in the fair value of the net assets of First Chester as of the date of the acquisition will likely change the amount of purchase price allocable to goodwill. The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of First Chester at their respective fair values and represents management’s best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Furthermore, the final allocation of the acquisition price will be determined after completion of a final analysis to determine the fair values of First Chester’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final acquisition accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and statement of operations. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities. The unaudited pro forma combined financial statements for the acquisition are included only as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009. The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

And Reconciliation of Pro Forma Shares Outstanding at September 30, 2010

(Dollars in thousands except per share data)
Purchase Price Consideration—Common Stock
First Chester shares outstanding (less treasury shares cancelled) exchanged for stock	6,317,096
Exchange Ratio	0.356
Tower shares issued to First Chester shareholders	2,248,438
Purchase price per Tower common share	$22.14
Purchase price assigned to shares exchanged for stock		$49,780
Purchase price assigned to Seller shares owned by Buyer
Net Assets Acquired:
First Chester shareholders’ equity	$54,356
First Chester goodwill and intangibles	—
Estimated adjustments to reflect assets acquired at fair value:
Investments	—
Loans	(52,292)
Allowance for loan losses	22,101
Core deposit intangible	10,469
Premises & equipment, net	6,820
Deferred tax assets	6,392
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(4,363)
Borrowings	4,516
Tower transaction merger liabilities accrued at closing	(9,615)

		38,384

Goodwill resulting from merger		$11,396

Reconciliation of Pro Forma Shares Outstanding

First Chester shares outstanding (less treasury shares cancelled)	6,317,096
Exchange ratio	0.3560
Tower shares issued to First Chester	2,248,438
Tower shares outstanding	7,183,800
Pro forma Tower shares outstanding	9,432,238
Pro forma % ownership by First Chester	23.84%
Pro forma % ownership by Tower	76.16%

2)	Adjustment to reflect the issuance of common shares of Tower common stock with no par value in connection with the merger and the adjustments to shareholders’ equity for the reclassification of First Chester historical equity accounts (common stock, accumulated other comprehensive income, cost of treasury stock, and earnings) into additional paid-in capital.

3)

Adjustment of $10.5 million to core deposit intangible to reflect the fair value of this asset and the related amortization and the related amortization adjustment based upon an expected life of ten years and using a sum of the years digits method. The amortization of the core deposit intangible is expected to increase pro forma pre-tax non-interest expense by $2.0 million in the first year following consummation of the merger.

4)	Since all investments were recorded as available for sale and at fair value, no balance sheet adjustment is necessary. Statement of operation adjustments reflect amortization of the available for sale premium which will be prospectively amortized based upon an expected life of 5 years using a method that approximates the level yield method. This investment adjustment is expected to decrease pro forma pre-tax interest income by $90 thousand in the first year following consummation of the merger.

5)	Adjustment of $2.3 million to reflect fair values of loans based on current interest rates of similar loans, net of previous unamortized purchase adjustments. The adjustment will be recognized using the level yield amortization method based upon the expected life of the loans. This adjustment is expected to decrease pro forma pre-tax interest income by $1.7 million in the first year following consummation of the merger.

6)	Adjustments to reflect the fair value of loans include:

•	Adjustment of $22.1 million to reflect the removal of the allowance for loan losses in connection with applying acquisition accounting under ASC 805.

•

Adjustment of $28.0 million for loans within the scope of ASC 310-30. As result of a detailed analysis by management of all criticized loans, $71.8 million of loans were determined to be within the scope of and evaluated under ASC 310-30. This review considered payment history, relevant collateral values, debt service ratios and other factors to identify loans which evidenced deterioration of credit quality since origination and which management determined that it was probable, at acquisition, that the collection of all contractually required payments receivable would not be possible. The contractually required payments receivable related to ASC 310-30 loans is approximately $92.7 million with excepted cash flow to be collected of $55.7 million. The estimated fair value of such loans is $43.8 million, with a nonaccretable difference of $37.5 million and accretable yield of $11.4 million. The fair value of loans falling within the scope of ASC 310-30 was determined in accordance with guidelines of ASC 310. Fair value represents the calculated accretable yield (based on comparison of expected cash flows and contractual cash flows) deducted from the expected cash flows analysis. Assumptions utilized in the above calculations included an adjustment to collateral value after consideration of available appraisal documentation and the expected cash flows available for future reduction in debt payment.

•

Adjustment of $22.0 million for all remaining loans determined not to be within the scope of ASC 310-30. Loans which are not within the scope of ASC 310-30 totaled $737.6 million. The credit quality adjustment will be recognized using the effective yield method over the life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $3.8 million in the first year following completion of the acquisition. In determining the fair value of the loans which are not within the scope of ASC 310-30, the acquired loan portfolio was evaluated based on risk characteristics and other credit and market criteria to determine a credit quality adjustment to the fair value of the loan acquired. The acquired loan balance was reduced by the aggregate amount of the credit quality adjustment in determining the fair value of the loans.

7)	Adjustment of $26.0 million to eliminate an intercompany loan between Tower and First Chester. Under the terms of the loan agreement dated November 20, 2009, as amended on October 28, 2010, the loan amount of $26.0 million is due and payable on December 31, 2010 with an interest rate of 6.00%. This adjustment is expected to decrease pro forma pre-tax interest income and interest expense by $1.6 million.

8)	Adjustment of $4.4 million to reflect the fair values of interest-bearing time deposit liabilities based on current interest rates for similar instruments, net of previous unamortized balances. The adjustment will be recognized using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $2.9 million in the first year following consummation of the merger.

9)	Adjustment of $1.7 million to reflect fair values of long-term debt which consists primarily of FHLB advances at various terms and maturities, net of previous unamortized balances. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $776 thousand in the first year following consummation of the merger.

10)	Adjustment of $6.2 million to reflect fair values of trust preferred securities. The adjustment will be substantially recognized using an amortization method that approximates the level yield method. This adjustment is expected to increase pro forma pre-tax interest expense by $254 thousand in the first year following consummation of the merger.

11)	Adjustment relates to recognition of estimated merger obligations and cost of $9.6 million pre-tax, and $7.7 million after-tax, expected to be recorded as a liability on the closing date of the merger. The adjustment to the statements of operations relates to the removal of direct incremental transaction costs recorded in the historical financial statements of both companies. Interest income has been reduced for the cost to fund the after tax cash outlay (estimated at $9.6 million) related to these charges, which approximates $231 thousand annually following consummation assuming a 3.0% cost of funds.

12)	Adjustment to reflect the net deferred tax at a rate of 35% related to fair value adjustments on the balance sheet and a statutory tax rate of 35% for book tax expense. It is noted that a tax benefit was not taken for certain merger obligations and costs that were considered to be not tax deductible.

13)	Adjustment of $6.8 million to reflect an increase in fair value for premises and equipment. The amortization of the fair value adjustment is presented over a 30 year period. The adjustment is expected to increase pro forma occupancy and equipment expense by $227 thousand in the first year following consummation of the merger.